Exhibit 10.7

[PLANET PAYMENT LETTERHEAD]

October 30, 2006

PRIVATE AND CONFIDENTIAL

Mr. Kieth Flaherty

Re: Employment Offer

Dear Kieth:

The management of Planet Payment.bm Ltd., which as of November 17, 2006 will have changed its name to Planet Payment Bermuda Ltd., (the “Company”) takes pleasure in extending to you this offer to join the Company as its SVP Projects & Implementations.  The Company is a wholly owned subsidiary of Planet Group, Inc. (“PGI”).  You will report to Philip Beck, CEO of PGI and a Company Director.  Your responsibilities will include managing and directing the Project Management function of the Company and PGI, and such other matters as you are assigned by Mr. Beck.  For the purposes of this letter, the Company shall include any subsidiary of the Company or of PGI, to which your employment may be transferred. You will be required to provide services to other subsidiaries and affiliates of the Company and of PGI (together with the Company, collectively referred to as the “Group”), as the Company may from time to time require. Although initially you will be employed the Company and work out of its Bermuda office, it is understood that on a mutually agreed upon date, you will be employed directly by PGI and will relocate to the New York area to work out of PGI’s headquarters in Long Beach, New York.

As agreed, your compensation package shall comprise the following:

If this offer is accepted your starting base salary will be $150,000.00 per annum, payable semimonthly in arrears, and subject to all applicable deductions required by law.

In addition, following commencement of employment, you will be eligible to receive an initial grant of options to purchase 70,000 shares of Common Stock of $0.01 per value in PGI, vesting over three (3) years, one third on each anniversary of the date of commencement of your employment with the Company. This grant of options is subject to formal approval and ratification by PGI’s Remuneration Committee.

You will be eligible for additional grants of stock options, subject to your continued employment and satisfactory job performance, which may be made from time to time, by PGI’s Remuneration Committee.

NOTE: Terms and conditions of all your option grants, will be in accordance with the terms of PGI’s Equity Incentive Plan in effect at the time of each such grant, and will be subject to approval by PGI’s Remuneration Committee. The exercise price of each option grant will be the closing market price of PGI’s shares on the date the grant is approved by PGI’s Remuneration Committee.

Finally to assist you in moving to the New York area, it is agreed that PGI will pay your reasonable moving expenses, which are to be pre-approved by PGI.  You acknowledge and agree that should you resign your employment with PGI before you have completed twelve (12) months of employment, you will be responsible for reimbursing PGI for such moving expenses

With respect to additional terms of your employment, the following will apply:

1.               Your employment will commence on November 1, 2006 and your “period of continuous employment” shall be deemed to have commenced on June 19, 2001.

2.               While you are employed by the Company in Bermuda your employment will be subject to summary termination, in the sole discretion of the Company in the event of any material or persistent breach of your obligations to the Company, or if you are convicted of a criminal offense, the nature of which is likely to be injurious to the Company or its reputation, or if the Company has reasonable grounds to believe that you are guilty of serious misconduct, incompetence or neglect, or if you are continuously or persistently absent, or due to loss of capacity through illness.  Serious misconduct includes but is not limited to theft; dishonesty; conflict of interest or acting in bad faith towards the Company; willful disobedience or non-compliance with the terms of this letter or the Company’s reasonable instructions.

At such time as you become employed by PGI and are working in New York, your employment will be “at-will” and your status as an “employee at will” will continue until terminated by PGI or you for any reason, at any time, with or without cause.  Your employment by PGI will also be subject to summary termination in the sole discretion of PGI in the event of any material or persistent breach of your obligations to PGI, or any conduct warranting immediate dismissal.  Further, your participation in any stock option or benefit program of PGI shall not be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and PGI’s CEO.

So long as you are working in Bermuda, the Company reserves the right to discontinue your employment in accordance with your statutory rights under Bermuda law, but on not less than eight (8) weeks written notice (or payment in lieu of notice) in the event that, in the reasonable opinion of Company management, your performance is deemed unsatisfactory.  At such time as you commence working for PGI in New York, PGI reserves the right to discontinue your employment on four (4) weeks written notice (or payment in lieu of notice).  In the event that resign your employment you are required to provide the Company or PGI with four (4) weeks written notice.

3.               You will be entitled to four (4) weeks of vacation during your first year of employment (which will accrue pro-rata during the year), in addition to all public holidays when the office is closed.  For the balance of 2006, your vacation entitlement will be pro-rated.  Vacation may be taken upon reasonable prior notice to your manager.

4.               You will be expected to devote your full time and attention to your employment during working hours and shall not, without the prior written consent of the Board, engage or be involved in any other business activity, except for investment holdings in publicly listed companies, equating to no more than three percent (3%) of their issued and outstanding capital stock. However, because of the nature of your position, you will be required to work outside of usual working hours, where the circumstances and business needs require it.  Your duties may involve travel on behalf ofthe Company.

5.               Annually you are also entitled to a total of six (6) sick days and two (2) personal days.

6.               You shall be entitled to participate in PGI’s medical and dental plan from time to time in force upon the same terms as all other employees.  The normal waiting period for eligibility to join the plans is the period ending on the 1st of the month following your first two (2) full months of employment.

7.               In accordance with Group policy, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

8.               You acknowledge and understand that all information relating to the Group and its clients is confidential.  As a condition of your employment you will be required to sign the Group’s standard Confidentiality, Non-disclosure & Invention Assignment Agreement.  In addition, during the term of this Agreement and for the period of one (1) year after the termination of your employment by any member of the Group for any reason whatsoever, you shall not directly or indirectly:

(a)                                be employed, or engaged as an independent contractor, or consultant in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in direct competition with the Group’s  businesses, including its Multicurrency Processing, Dynamic Currency Conversion and Mobile Services products;

(b)                               whether as an employee, independent contractor, consultant, or principal, enter into any agreement which is for the provision of services in direct competition with the Group’s businesses, including its Multicurrency Processing, Dynamic Currency Conversion and Mobile Services products with any entity, which is or was a customer of the Group, or the merchant clients of any customer of the Group at the date of such termination, or at any time within six (6) months prior to the date of such termination, nor cause any such customer or the merchant clients of such customer to enter into any such competitive agreement with any third party.

Notwithstanding the language of paragraph 8(a), following the termination of your employment you may be employed, or engaged as an independent contractor, or consultant in a position in the Multicurrency Processing field, other than in its Dynamic Currency Conversion sector, so long as you abide by your continuing obligations to the Group under the terms of your Confidentiality, Non-disclosure & Invention Assignment Agreement.

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will occupy and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

9.               While you are working for the Company this offer and your employment shall be governed by and construed in accordance with the laws of Bermuda and its courts shall have exclusive jurisdiction with respect to any dispute or proceedings arising out of or relating to this offer and your employment by the Company, and you hereby submit to the exclusive jurisdiction of such courts.

At such time as you commence working for PGI in New York, this offer and your employment shall then be governed by and construed in accordance with the laws of the State of New York whose Federal and State courts shall have exclusive jurisdiction with respect to any dispute or proceedings arising out of or relating to this offer and your employment by PGI, and you hereby submit to the exclusive jurisdiction of such courts.

10.         Your employment is subject to the Group’s employee manual and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Group’s sole discretion.  As a condition of your employment you will also be required to enter into certain standard undertakings and consents, regarding confidentiality, security, use of the Group’s facilities and property and background checks.  In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks.

11.         No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return two originals of this letter to us.

We look forward to a long and mutually beneficial relationship.

Sincerely,

PLANET PAYMENT BERMUDA

/S/ Graham N. Arad
Graham N. Arad
Director

AGREED & ACCEPTED:

/s/ Kieth Flaherty
Kieth Flaherty	Dated: October 30, 2006